Exhibit 99.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

West Corporation

Omaha, Nebraska

We have audited the accompanying consolidated balance sheets of West Corporation and subsidiaries (the “Company”) as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2013. Our audits also included the financial statement schedule listed in the Index at Item 15 of the 2013 Annual Report on Form 10-K. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of West Corporation and subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

February 20, 2014

(June 17, 2014 as to Notes 1, 3 and 16)

WEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Years Ended December 31,
	2013	2012	2011
REVENUE	$2,685,855	$2,638,024	$2,491,325
COST OF SERVICES	1,260,579	1,224,459	1,113,289
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	945,062	935,390	909,908

OPERATING INCOME	480,214	478,175	468,128
OTHER INCOME (EXPENSE):
Interest income	329	408	447
Interest expense	(232,935)	(269,236)	(269,863)
Subordinated debt call premium and accelerated amortization of deferred financing costs	(23,105)	(2,715)	—
Other, net	2,258	977	5,815

Other expense	(253,453)	(270,566)	(263,601)

INCOME BEFORE INCOME TAX EXPENSE	226,761	207,609	204,527

INCOME TAX EXPENSE	83,559	82,068	77,034

NET INCOME	$143,202	$125,541	$127,493

EARNINGS (LOSS) PER COMMON SHARE:
Basic Class L			$17.18

Diluted Class L			$16.48

Basic Common	$1.82	$2.04	$(4.01)

Diluted Common	$1.78	$1.98	$(4.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic Class L			9,984
Diluted Class L			10,408
Basic Common	78,875	61,528	10,989
Diluted Common	80,318	63,523	10,989

The accompanying notes are an integral part of these consolidated financial statements.

WEST CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(AMOUNTS IN THOUSANDS)

	Years Ended December 31,
	2013	2012	2011
Net income	$143,202	$125,541	$127,493
Foreign currency translation adjustments, net of tax of $(5,605), $(3,650) and $11,176	9,145	5,955	(18,234)
Reclassification of a cash flow hedge into earnings, net of tax of $1,349, $2,626 and $(3,180)	(2,201)	(4,284)	5,188
Unrealized gain on cash flow hedges, net of tax of $(2,444), $(4,434) and $(4,450)	3,987	7,234	7,260

Other comprehensive income (loss), net of tax of $(6,700), $(5,458) and $3,546	10,931	8,905	(5,786)

Comprehensive income	$154,133	$134,446	$121,707

The accompanying notes are an integral part of these consolidated financial statements.

WEST CORPORATION

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$230,041	$179,111
Trust and restricted cash	21,679	14,518
Accounts receivable, net of allowance of $9,809 and $10,439	450,189	444,411
Deferred income taxes receivable	—	13,148
Prepaid assets	36,032	42,129
Deferred expenses	53,633	38,442
Other current assets	29,996	29,333

Total current assets	821,570	761,092
PROPERTY AND EQUIPMENT:
Property and equipment	1,280,420	1,209,873
Accumulated depreciation and amortization	(915,655)	(844,977)

Total property and equipment, net	364,765	364,896
GOODWILL	1,823,921	1,816,851
INTANGIBLE ASSETS, net of accumulated amortization of $528,936 and $469,534	231,441	285,672
OTHER ASSETS	244,567	219,642

TOTAL ASSETS	$3,486,264	$3,448,153

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$82,678	$120,247
Deferred revenue	113,405	93,144
Accrued expenses	249,682	219,152
Current maturities of long-term debt	11,877	25,125

Total current liabilities	457,642	457,668

LONG-TERM OBLIGATIONS, less current maturities	3,513,470	3,992,531
DEFERRED INCOME TAXES	112,476	132,398
OTHER LONG-TERM LIABILITIES	142,848	115,242

Total liabilities	4,226,436	4,697,839
COMMITMENTS AND CONTINGENCIES (Note 15)
STOCKHOLDERS’ DEFICIT
Common Stock $0.001 par value, 475,000 shares authorized, 83,745 and 62,178 shares issued and 83,653 and 62,086 shares outstanding	84	62
Additional paid-in capital	2,132,441	1,720,639
Retained deficit	(2,855,189)	(2,941,948)
Accumulated other comprehensive loss	(12,200)	(23,131)
Treasury stock at cost (92 shares)	(5,308)	(5,308)

Total stockholders’ deficit	(740,172)	(1,249,686)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$3,486,264	$3,448,153

The accompanying notes are an integral part of these consolidated financial statements.

WEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

	Years Ended December 31,
	2013	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$143,202	$125,541	$127,493
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	114,699	107,455	103,207
Amortization	65,585	74,967	68,701
Asset impairment	—	3,715	—
Provision for share based compensation	10,555	25,849	23,341
Deferred income tax expense (benefit)	(2,525)	1,318	23,716
Debt amortization	24,849	17,321	13,449
Non cash gain on hedge agreements	—	—	(4,665)
(Gain) loss on disposal of equipment	99	(432)	232
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(4,544)	(22,049)	(32,372)
Other assets	(23,347)	(52,203)	(34,852)
Accounts payable	(36,348)	33,187	6,163
Accrued wages	9,303	(8,818)	(2,615)
Interest payable	25,992	(5,945)	11,397
Accrued expenses and other liabilities	56,567	19,010	44,992

Net cash flows from operating activities	384,087	318,916	348,187

CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions, net of cash acquired of $0, $1,350 and $4,780	—	(77,264)	(211,639)
Purchase of property and equipment	(128,398)	(125,489)	(117,913)
Other	(7,110)	1,131	111

Net cash flows from investing activities	(135,508)	(201,622)	(329,441)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from new term loan facility	—	970,000	—
Payments on subordinated notes and term loan facilities	(450,000)	(448,434)	—
Proceeds from initial public offering, net of offering costs	398,066	—	—
Dividends paid	(56,674)	(510,634)	—
Payments of long-term revolving credit obligations	(85,000)	(305,800)	(786,300)
Proceeds from issuance of long-term revolving credit obligations	85,000	305,800	786,300
Debt issuance costs	(30,760)	(27,566)	(1,029)
Principal repayments of long-term obligations	(42,309)	(20,274)	(17,201)
Call premium paid on subordinated notes	(16,502)	—	—
Payments of capital lease obligations	—	(43)	(945)
Repurchase of common stock	—	(1,488)	(5,845)
Proceeds from stock options exercised including excess tax benefits	1,360	5,309	1,840
Other	(9)	—	—

Net cash flows from financing activities	(196,828)	(33,130)	(23,180)

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(821)	1,111	477
NET CHANGE IN CASH AND CASH EQUIVALENTS	50,930	85,275	(3,957)
CASH AND CASH EQUIVALENTS, Beginning of period	179,111	93,836	97,793

CASH AND CASH EQUIVALENTS, End of period	$230,041	$179,111	$93,836

The accompanying notes are an integral part of these consolidated financial statements.

WEST CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(AMOUNTS IN THOUSANDS, EXCEPT SHARES)

	Common Stock	Additional Paid-in Capital	Retained Deficit	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Deficit
BALANCE, January 1, 2011	$11	$—	$(2,516,238)	$(1,023)	$(26,250)	$(2,543,500)
Net income			127,493			127,493
Conversion of Class L common stock to common stock	50	1,675,384				1,675,434
Other comprehensive income, net of tax of $3,546 (Note 14)					(5,786)	(5,786)
Executive Deferred Compensation Plan activity, net (73,379 shares distributed)		3,101				3,101
Stock options exercised including related tax benefits (124,288 shares)		659				659
Purchase of stock at cost (33,098 shares)				(2,797)		(2,797)
Share based compensation		20,550				20,550
Accretion of class L common stock priority return preference		(3,864)	(167,703)			(171,567)

BALANCE, December 31, 2011	61	1,695,830	(2,556,448)	(3,820)	(32,036)	(896,413)
Net income			125,541			125,541
Dividends declared (cash dividend/$8.00 per share)			(511,041)			(511,041)
Other comprehensive income, net of tax of ($5,458) (Note 14)					8,905	8,905
Executive Deferred Compensation Plan activity, net (128,527 shares distributed)		4,213				4,213
Stock options exercised including related tax benefits (738,507 shares)	1	6,436				6,437
Purchase of stock at cost (44,392 shares)				(1,488)		(1,488)
Share based compensation		14,160				14,160

BALANCE, December 31, 2012	62	1,720,639	(2,941,948)	(5,308)	(23,131)	(1,249,686)
Net income			143,202			143,202
Dividends declared (cash dividend/$0.675 per share)			(56,443)			(56,443)
Other comprehensive income, net of tax of ($6,700) (Note 14)					10,931	10,931
Executive Deferred Compensation Plan activity, net (63,773 shares distributed)		3,301				3,301
Issuance of common stock in connection with our initial public offering (21,275,000 shares)	21	401,012				401,033
Initial public offering costs		(2,967)				(2,967)
Stock options exercised including related tax benefits (218,872 shares)	1	2,158				2,159
Share based compensation		8,298				8,298

BALANCE, December 31, 2013	$84	$2,132,441	$(2,855,189)	$(5,308)	$(12,200)	$(740,172)

The accompanying notes are an integral part of these consolidated financial statements.

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

1. ORGANIZATION, CONSOLIDATION AND PRESENTATION OF FINANCIAL STATEMENTS

Business Description: West Corporation (the “Company” or “West”) is a leading provider of technology-driven communication services. “We,” “us” and “our” also refer to West and its consolidated subsidiaries, as applicable. We offer a broad portfolio of services, including conferencing and collaboration, Internet Protocol (“IP”) communications, interactive services, public safety services, telecom services and agent services. The scale and processing capacity of our proprietary technology platforms, combined with our expertise in managing voice and data transactions, enable us to provide reliable, high-quality, mission-critical communications designed to maximize return on investment for our clients. Our clients include Fortune 1000 companies, along with small and medium enterprises in a variety of industries, including telecommunications, retail, financial services, public safety, technology and healthcare. We have sales and operations in the United States, Canada, Europe, the Middle East, Asia-Pacific, Latin America and South America.

We operate in two reportable segments:

•	Unified Communications, including conferencing and collaboration, IP communications and interactive services; and

•	Communication Services, including public safety services, telecom services and agent services.

Unified Communications

— Conferencing & Collaboration. Operating under the InterCall® brand, we are the largest conferencing services provider in the world based on conferencing revenue, according to Wainhouse Research. We managed approximately 148 million conference calls in 2013, a 10 percent increase over 2012. We provide our clients with an integrated global suite of meeting services. InterCall also offers multimedia event services designed to give our clients the ability to create, manage, distribute and reuse content internally and externally. Through a combination of proprietary products and strategic partnerships, our clients have the tools to support diverse internal and external multimedia requirements.

— IP Communications. We provide our clients with enterprise class IP communications solutions enabled by our technology. We offer hosted IP-private branch exchange (“PBX”) and enterprise call management, hosted and managed multiprotocol label switching (“MPLS”) network solutions, unified communications partner solution portfolio services, cloud-based security services and professional services and systems integration expertise.

— Interactive Services. We help our clients automate, navigate and solve their communication challenges across the customer lifecycle. We design, integrate, deliver and manage applications, services, platforms and networks that aim to improve the customer experience and drive efficiencies for our clients. Our technology uses an omni-channel approach that brings together voice, text, email, push notification, fax, video, web, social media, hosted contact center and mobile to create automated customer experience across channels. In 2013, our interactive voice response (“IVR”), hosted contact center, and alerts and notifications platforms received and delivered 2.8 billion calls and data messages on behalf of our clients.

Communication Services

— Public Safety Services. We believe we are one of the largest providers of public safety services, based on the number of 9-1-1 calls that we and other participants in the industry facilitate. Our services are critical in facilitating public safety agencies’ ability to receive emergency calls from citizens.

— Telecom Services. Our telecom services support the merging of traditional telecom, mobile and IP technologies to service providers and enterprises. We are a leading provider of local and national tandem switching services to carriers throughout the United States. We leverage our proprietary customer traffic information system, sophisticated call routing and control facility to provide tandem interconnection services to the competitive marketplace, including wireless, wire-line, cable telecom and Voice over Internet Protocol (“VoIP”) companies.

— Agent Services. We provide our clients with large-scale, agent services. We target opportunities that allow our agent services to be a part of larger strategic client engagements and with clients for whom these services can add value. We believe that we are known in the industry as a premium provider of these services. We offer a flexible model that includes on-shore, off-shore and home-based agent capabilities to fit our clients’ needs.

Basis of Consolidation: The consolidated financial statements include our accounts and the accounts of our wholly owned and majority owned subsidiaries. All intercompany transactions and balances have been eliminated in the consolidated financial statements.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition: Conferencing services are generally billed and revenue recognized on a per participant minute basis. Web collaboration services are generally billed and revenue recognized on a per participant minute basis or, in the case of operating license arrangements, generally billed in advance and revenue recognized ratably over the service life period. IP communications services are generally billed and revenue recognized on a per seat basis and interactive services are generally billed, and revenue recognized, on a per call, per message or per minute basis. We also charge clients for additional features, such as conference call recording, transcription services or professional services. Public safety services revenue is generated primarily from monthly fees based on the number of billing telephone numbers and cell towers covered under contract. In addition, product sales and installations are generally recognized upon completion of the installation and client acceptance of a fully functional system or, for contracts that are completed in stages, recognized upon completion of such stages and client acceptance. Contracts for annual recurring services such as support and maintenance agreements are generally billed in advance and are recognized as revenue ratably (on a monthly basis) over the contractual periods. Agent services revenue is generated in the month that services are performed and services are generally billed based on call duration, hours of input, number of calls or a contingent basis.

Revenue for contingent collection services and overpayment identification and recovery services is recognized in the month collection payments are received based upon a percentage of cash collected or other agreed upon contractual parameters.

Revenue for telecom services is recognized in the period the service is provided and when collection is reasonably assured. These telecom services are primarily comprised of switched access charges for toll-free origination services, which are paid primarily by interexchange carriers.

Cost of Services: Cost of services includes labor, sales commissions, telephone and other expenses directly related to service activities.

Selling, General and Administrative Expenses: Selling, general and administrative expenses consist of expenses that support the ongoing operation of our business. These expenses include costs related to division management, facilities costs, depreciation, maintenance, amortization of finite-lived intangible assets, sales and marketing activities, client support services, bad debt expense, impairment charges and corporate management costs.

Other Income (Expense): Other income (expense) includes interest expense from borrowings under credit facilities, interest income from short-term investments, investment gains or losses in the assets held in our deferred compensation plans and foreign currency transaction gains (losses) on affiliate transactions denominated in currencies other than the functional currency.

Cash and Cash Equivalents: We consider short-term investments with original maturities of three months or less at acquisition to be cash equivalents.

Trust and Restricted Cash: Trust cash represents cash collected on behalf of our clients that has not yet been remitted to them. A related liability is recorded in accounts payable until settlement with the respective clients. Restricted cash primarily represents cash held as collateral for a workers compensation policy.

Financial Instruments: Cash and cash equivalents, accounts receivable and accounts payable are short-term in nature and the net values at which they are recorded are considered to be reasonable estimates of their fair values.

Accounts Receivable: Accounts receivable from customers is presented net of an allowance for doubtful accounts of approximately $9.8 million and $10.4 million at December 31, 2013 and 2012, respectively.

Deferred Expenses: Deferred expenses are for prepayments to support future revenue streams and include web conferencing service licenses, prepaid service contracts and prepaid video hosting services. These prepayments will be recognized as expense as the associated revenue is recognized.

Property and Equipment: Property and equipment are recorded at cost. Depreciation expense is based on the estimated useful lives of the assets or remaining lease terms, whichever is shorter, and is calculated on the straight-line method. Our owned buildings have estimated useful lives ranging from 20 to 39 years and the majority of the other assets have estimated useful lives of three to five years. We review property, plant and equipment for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of an asset “held-for-use” is determined by comparing the carrying amount of the asset to the undiscounted net cash flows expected to be generated from the use of the asset. If the carrying amount is greater than the undiscounted net cash flows expected to be generated by the asset, the asset’s carrying amount is reduced to its fair value.

Goodwill and Intangible Assets: Goodwill at December 31, 2013 and 2012 was $1,823.9 million and $1,816.9 million, respectively. Intangible assets at December 31, 2013 and 2012, net of accumulated amortization, were $231.4 million and $285.7 million, respectively. Goodwill and intangible assets with indefinite lives are not amortized, but are tested for impairment on an annual basis. We test goodwill for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis in the fourth quarter or more frequently if we believe indicators of impairment exist. Goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount. The performance of the impairment test involves a two-step process. The first step of the goodwill impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. We determine the fair value of our reporting units using the discounted cash flow methodology. The discounted cash flow methodology requires us to make key assumptions such as projected future cash flows, growth rates, terminal value and a weighted average cost of capital. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill.

Our indefinite-lived intangible assets consist of trade names and their values are assessed separately from goodwill in connection with our annual impairment testing. This assessment is made using the relief-from royalty method, under which the value of a trade name is determined based on a royalty that could be charged to a third party for using the trade name in question. The royalty, which is based on a reasonable rate applied against forecasted sales, is tax-effected and discounted to present value. The most significant assumptions in this evaluation include estimated future sales, the royalty rate and the after-tax discount rate.

Our finite-lived intangible assets are amortized over their estimated useful lives. Our finite-lived intangible assets are tested for recoverability whenever events or changes in circumstances such as reductions in demand or significant economic slowdowns are present on intangible assets used in operations that may indicate the carrying amount is not recoverable. Reviews are performed to determine whether the carrying value of an asset is recoverable, based on comparisons to undiscounted expected future cash flows. If this comparison indicates that the carrying value is not recoverable, the impaired asset is written down to fair value.

Other Assets: Other assets primarily include the unamortized balance of debt acquisition costs, assets held in non-qualified deferred compensation plans, and the unamortized balance of internally developed capitalized software and licensing agreements. The assets held in the non-qualified deferred compensation plans represent mutual funds invested in debt and equity securities and are classified as trading securities as employees have the ability to change the investment allocation of their deferred compensation at any time. These investments are reported at fair value with unrealized gains (losses) of $6.2 million, $3.3 million and $(1.3) million for the years ended December 31, 2013, 2012, and 2011, respectively, recognized currently within other income. The underlying obligation, recorded in other liabilities, is likewise reported at the investments’ fair value with adjustments recognized currently within compensation expense. Both the investments and the obligations are classified as non-current.

Deferred Revenue: Deferred revenue includes receipts from customers primarily for web conferencing service licenses, video hosting services and installation fees. These receipts will be recognized as revenue over the life of the respective customer contracts.

Income Taxes: We file a consolidated United States income tax return. We use an asset and liability approach for the financial reporting of income taxes in accordance with Accounting Standards Codification Topic 740 Income Taxes (“ASC 740”). Deferred income taxes arise from temporary differences between financial and tax reporting. Income tax expense has been provided on the portion of foreign source income that we have determined will be repatriated to the United States. We record uncertain tax positions based on a two-step process, whereby (1) we determine whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more likely than not recognition threshold, we would recognize the largest amount of tax benefit that is greater than fifty percent likely to be realized upon ultimate settlement with the related tax authority.

Other Long-Term Liabilities: Other long-term liabilities primarily include liabilities held in non-qualified deferred compensation plans, uncertain tax positions and non-current deferred revenue.

Comprehensive Income: Comprehensive income is composed of unrealized gains or losses on foreign currency translation adjustments arising from changes in exchange rates of our foreign subsidiaries. Assets and liabilities are translated at the exchange rates in effect on the balance sheet dates. The translation adjustment is included in comprehensive income, net of related tax expense. Also, the gain or loss on the effective portion of cash flow hedges (i.e., change in fair value) is initially reported as a component of comprehensive income. The remaining gain or loss is recognized in interest expense in the same period in which the cash flow hedge affects earnings. These are our only components of comprehensive income. Our cash flow hedges matured during 2013.

Share-Based Compensation: We are required to recognize expense related to the fair value of employee stock option awards and to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award.

Recapitalization: On October 24, 2006, we completed a recapitalization (the “Recapitalization”) of the Company in a transaction sponsored by an investor group led by Thomas H. Lee, L.P. and Quadrangle Group LLC (the “Sponsors”). Pursuant to such Recapitalization, our publicly traded securities were cancelled in exchange for cash. The Recapitalization was accounted for as a leveraged Recapitalization, whereby the historical bases of our assets and liabilities were maintained.

Conversion: On December 30, 2011, we completed the conversion of our outstanding Class L Common Stock into shares of Class A Common Stock (the “Conversion”) by filing amendments to our amended and restated certificate of incorporation (the “Charter Amendments”) with the Delaware Secretary of State. Upon the effectiveness of the filing of the Charter Amendments, each share of our outstanding Class L Common Stock was converted into 40.29 shares of Class A Common Stock.

Prior to the Conversion, our equity investors (i.e., the Sponsors, the Founders and certain members of management) owned a combination of Class L and Class A shares (in strips of eight Class A shares and one Class L share per strip). Supplemental management incentive equity awards (restricted stock and option programs) were implemented with Class A shares/options only.

Reclassification of Common Stock: On December 30, 2011, following the Conversion, all of the then outstanding shares of Class A Common Stock were reclassified as shares of Common Stock pursuant to the filing of the Charter Amendments (the “Reclassification”). Following the Reclassification, all shares of Common Stock share proportionately in dividends. The Charter Amendments also increased our number of authorized shares to nine hundred million (900,000,000) shares of Class A Common Stock and one hundred million (100,000,000) shares of Class L Common Stock. Following consummation of the Conversion and the Reclassification, we had one billion authorized shares of Common Stock.

As a result of the reclassification of Class A common stock to common stock, references to “Class A common stock” were changed to “common stock” for all periods presented.

Reverse Stock Split: On March 8, 2013, we completed a 1-for-8 reverse stock split and amended our Amended and Restated Certificate of Incorporation by filing an amendment with the Delaware Secretary of State. We also adjusted the share amounts under our executive incentive plan and nonqualified deferred compensation plan as a result of the 1-for-8 reverse stock split. All numbers of common shares and per common share data in the accompanying consolidated financial statements and related notes have been retroactively adjusted to give effect to the reverse stock split and the changes to the Amended and Restated Certificate of Incorporation of the Company. Also, the total number of shares of capital stock that the Company has authority to issue was amended to 500,000,000, consisting of 475,000,000 shares of Common Stock, par value $0.001per share, and 25,000,000 shares of Preferred Stock, par value $0.001 per share.

Initial Public Offering: On March 27, 2013, we completed an initial public offering (“IPO”) of 21,275,000 shares of common stock, par value $0.001 per share.

Dividend—On August 15, 2012, our Board of Directors declared a special cash dividend of $8.00 per share to be paid to stockholders of record as of August 15, 2012. In addition, dividend equivalents were credited to notional shares in deferred compensation accounts. During 2013, dividends and dividend equivalents of $0.2 million were paid on options and restricted stock that vested during this period and were subject to the special dividend. In addition, approximately $0.2 million of the special dividend equivalent remains accrued at December 31, 2013 and will be paid as the stock options vest over the next two years.

Subject to legally available funds, our intent is to pay a quarterly cash dividend beginning in the second quarter of 2013. We funded the dividends paid in 2013 with cash generated by our operations and we anticipate funding future dividends with cash generated by our operations. The declaration and payment of all future dividends, if any, will be at the sole discretion of our Board of Directors. On each of May 16, 2013, August 22, 2013 and November 18, 2013, we paid a $0.225 per common share quarterly dividend. The total dividend paid was approximately $18.8 million to shareholders of record as of the close of business on May 6, 2013, August 12, 2013 and November 8, 2013, respectively, for a total of $56.5 million.

Foreign Currency and Translation of Foreign Subsidiaries: The functional currencies of the Company’s foreign operations are the respective local currencies. All assets and liabilities of the Company’s foreign operations are translated into U.S. dollars at fiscal period-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal period. The resulting translation adjustments are recorded as a component of stockholders’ equity and other comprehensive income. Foreign currency transaction gains or losses are recorded in the consolidated statement of operations.

Recent Accounting Pronouncements: In July 2012, the FASB issued ASU No. 2012-02, Intangibles-Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment (ASU 2012-02), allowing entities the option to first assess qualitative factors to determine whether it is necessary to perform the quantitative impairment test. If the qualitative assessment indicates it is more-likely-than-not that the fair value of an indefinite-lived intangible asset is less than its carrying amount, the quantitative impairment test is required. Otherwise, no testing is required. ASU 2012-02 was effective for the Company in the period beginning January 1, 2013 and the adoption did not have an effect on our financial position, results of operations or cash flows.

In February 2013, the FASB issued ASU No. 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income (Topic 220)(ASU 2013-02), which adds additional disclosure requirements for items reclassified out of accumulated other comprehensive income (included in Note 14). ASU 2013-02 became effective for the Company January 1, 2013 and the adoption did not have an effect on our financial position, results of operations or cash flows.

On September 13, 2013, the US Treasury and IRS issued final Tangible Property Regulations (“TPR”) under IRC Section 162 and IRC Section 263(a). The regulations are not effective until tax years beginning on or after January 1, 2014; however, certain portions may require a tax method change on a retroactive basis, thus requiring an IRC Section 481(a) adjustment related to fixed and real asset deferred taxes. The accounting rules under ASC 740 treat the release of the regulations as a change in tax law as of the date of issuance and require the Company to determine whether there will be an impact on its financial statements for the period ended December 31, 2013. Any such impact of the final tangible property regulations would affect temporary deferred taxes only and result in a balance sheet reclassification between current and deferred taxes. The Company has analyzed the expected impact of the TPR on the Company and concluded that the expected impact is minimal. The Company will continue to monitor the impact of any future changes to the TPR on the Company prospectively.

2. ACQUISITION

HyperCube

On March 23, 2012, we completed the acquisition of HyperCube, a provider of switching services to telecommunications carriers throughout the United States. HyperCube exchanges or interconnects communications traffic to all carriers, including wireless, wire-line, cable telephony and VoIP companies. The purchase price was $77.9 million and was funded by cash on hand and partial use of our asset securitization financing facility. The results of HyperCube have been included in the Communication Services segment since March 23, 2012.

Factors that contributed to a purchase price resulting in the recognition of goodwill, partially deductible for tax purposes, for the purchase of HyperCube included the synergy related to telecommunication transport costs and new products and services related to IP and mobile communications.

The HyperCube acquisition was included in the consolidated results of operations from its date of acquisition, March 23, 2012 and included revenue, net of intercompany eliminations, of $92.9 million in 2013 and $65.0 million in 2012. Amortization of intangible assets acquired with the HyperCube acquisition in 2013 and 2012 were $4.0 million and $7.9 million, respectively.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date for HyperCube. The finite lived intangible assets are comprised of trade names, technology, non-competition agreements and customer relationships.

(Amounts in thousands)	March 23, 2012
Working Capital	$1,212
Property and equipment	10,114
Other assets, net	391
Customer relationships	13,800
Technology	4,300
Trade names	560
Non-compete agreements	450
Goodwill	49,723

Total assets acquired	80,550

Non-current deferred taxes	2,594
Long-term liabilities	50

Total liabilities assumed	2,644

Net assets acquired	$77,906

Acquisition costs incurred for prospective acquisitions and completed acquisitions for the years ended December 31, 2013, 2012 and 2011 of $1.2 million, $1.7 million and $4.1 million, respectively, are included in selling, general and administrative expenses.

Pro forma

Assuming the acquisition of HyperCube occurred as of the beginning of the period presented, our unaudited pro forma results of operations for the years ended December 31, 2012 and 2011, respectively, would have been as follows, in thousands:

	2012	2011
Revenue	$2,654,400	$2,575,715
Net Income	$124,871	$126,352
Earnings per common L share—basic		$17.18
Earnings per common L share—diluted		$16.48
Income (loss) per common share—basic	$2.03	$(4.11)
Income (loss) per common share—diluted	$1.97	$(4.11)

The pro forma results above are not necessarily indicative of the operating results that would have actually occurred if the acquisition had been in effect on the date indicated, nor are they necessarily indicative of future results of the combined companies.

3. GOODWILL AND OTHER INTANGIBLE ASSETS

The following table presents the changes in the carrying amount of goodwill, in total by reportable segment, in thousands:

	Unified Communications	Communication Services	Consolidated
Balance at January 1, 2012	$989,922	$772,713	$1,762,635
Acquisitions	—	49,723	49,723
Acquisition accounting adjustments	970	43	1,013
Foreign currency translation adjustment	3,480	—	3,480

Balance at December 31, 2012	994,372	822,479	1,816,851
Foreign currency transalation adjustments	7,070	—	7,070

Balance at December 31, 2013	$1,001,442	$822,479	$1,823,921

The following table presents the gross carrying amount and accumulated impairment charge of goodwill, in thousands:

	As of December 31
	2013	2012
Gross carrying amount	$1,861,596	$1,854,526
Accumulated impairment	(37,675)	(37,675)

Net carrying amount	$1,823,921	$1,816,851

Impairment testing results performed during the fourth quarter of 2013 and 2012 indicated that the fair value of each of our reporting units as calculated during the step one analysis exceeded the carrying value and therefore we were not required to perform the step two analysis for the years ended December 31, 2013 and 2012.

Other intangible assets

Below is a summary of the major intangible assets and weighted average amortization periods for each identifiable intangible asset, in thousands:

	As of December 31, 2013			Weighted Average Amortization Period (Years)
Intangible assets	Acquired Cost	Accumulated Amortization	Net Intangible Assets
Client Relationships	$547,860	$(422,367)	$125,493	9.5
Technology & Patents	122,099	(72,549)	49,550	8.7
Trade names (indefinite-lived)	47,110	—	47,110	Not applicable
Trade names (finite-lived)	27,414	(20,389)	7,025	4.3
Other intangible assets	15,894	(13,631)	2,263	4.3

Total	$760,377	$(528,936)	$231,441	8.4

	As of December 31, 2012			Weighted Average Amortization Period (Years)
Intangible assets	Acquired Cost	Accumulated Amortization	Net Intangible Assets
Client Relationships	$544,273	$(382,359)	$161,914	9.5
Technology & Patents	120,606	(57,768)	62,838	8.7
Trade names (indefinite-lived)	47,110	—	47,110	Not applicable
Trade names (finite-lived)	27,319	(16,760)	10,559	4.3
Other intangible assets	15,898	(12,647)	3,251	4.3

Total	$755,206	$(469,534)	$285,672	8.4

Amortization expense for finite-lived intangible assets was $55.3 million, $65.8 million and $61.7 million for the years ended December 31, 2013, 2012 and 2011, respectively. Estimated amortization expense in millions for the next five years for intangible assets is as follows:

2014	$45.9 million
2015	$37.3 million
2016	$27.8 million
2017	$20.9 million
2018	$18.3 million

The trade name intangible asset for three acquisitions (InterCall in 2003, Intrado, Inc. (“Intrado”) in 2006 and TeleVox in 2007) have been determined to have an indefinite life based on management’s current intentions. If factors were to change that would indicate the need to assign a finite life to these assets, we will do so and will commence amortization. During the fourth quarter of 2013, we performed our annual impairment analysis for these trade names using the relief-from-royalty methodology. No trade names were determined to be impaired during 2013.

4. PROPERTY AND EQUIPMENT

Property and equipment, at cost, in thousands, consisted of the following as of:

	December 31,
	2013	2012
Land and improvements	$8,209	$8,209
Buildings	105,850	103,869
Telephone and computer equipment	943,076	881,886
Office furniture and equipment	67,606	67,377
Leasehold improvements	109,288	106,021
Construction in progress	46,391	42,511

	$1,280,420	$1,209,873

We lease certain land, buildings and equipment under operating leases which expire at varying dates through December 2029. Rent expense on operating leases was approximately $46.9 million, $49.5 million and $42.5 million for the years ended December 31, 2013, 2012 and 2011, respectively, exclusive of related-party lease expense. On all real estate leases, we pay real estate taxes, insurance and maintenance associated with the leased sites. Certain of the leases offer extension options ranging from month-to-month to five years.

Future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more, in thousands, are as follows:

Year Ending December 31,	Non- Related Party Operating Leases	Related Party Operating Lease	Total Operating Leases
2014	$34,062	$365	$34,427
2015	24,316	365	24,681
2016	16,145	365	16,510
2017	10,420	305	10,725
2018	6,866	—	6,866
2019 and thereafter	44,653	—	44,653

Total minimum obligations	$136,462	$1,400	$137,862

5. ACCRUED EXPENSES

Accrued expenses, in thousands, consisted of the following as of:

	December 31,
	2013	2012
Accrued wages	$61,759	$47,240
Interest payable	48,793	42,214
Accrued phone	48,201	36,105
Accrued other taxes (non-income related)	42,022	38,608
Deferred income tax	7,697	—
Accrued employee benefit costs	6,178	11,414
Accrued lease expense	3,204	8,392
Income taxes payable	5,922	4,336
Other current liabilities	25,906	30,843

	$249,682	$219,152

6. RELATED PARTIES

Management Services

Prior to the IPO, affiliates of our Sponsors provided management and advisory services to us pursuant to the terms of a management agreement we entered into with such affiliates in connection with the consummation of the Recapitalization. Pursuant to the management agreement and a management letter agreement we entered into with affiliates of the Sponsors, dated March 8, 2013, upon completion of the Offering, we paid to the Sponsors $24.0 million and the management agreement, in accordance with its terms, was terminated. The aggregate fees for services and expenses for the years ended December 31, 2013, 2012, and 2011 were $25.3 million, $4.1 million and $4.2 million, respectively.

Lease

We lease certain office space owned by a partnership whose partners own approximately 18% of our common stock at December 31, 2013. Related party lease expense was approximately $0.4 million for the year ended December 31, 2013 and $0.7 million for the years ended December 31, 2012 and 2011. The lease expires in 2017. The lease contains a change of control provision which provides either party, with ninety day notice, an option for early termination of the lease effective August 31, 2014 in the event of a change of control.

7. LONG-TERM OBLIGATIONS

Long-term obligations, in thousands, consisted of the following as of:

	December 31,
	2013	2012
Senior Secured Term Loan Facility, due 2016	$312,097	$1,452,506
Senior Secured Term Loan Facility, due 2018	2,063,250	965,150
11% Senior Subordinated Notes, paid in 2013	—	450,000
8 5/8% Senior Notes, due 2018	500,000	500,000
7 7/8% Senior Notes, due 2019	650,000	650,000

	3,525,347	4,017,656

Less: current maturities	(11,877)	(25,125)

Long-term obligations	$3,513,470	$3,992,531

On February 20, 2013, the Company, Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, and the various lenders party thereto modified our senior secured credit facilities (“Senior Secured Credit Facilities”) by entering into Amendment No. 3 to Amended and Restated Credit Agreement (the “Third Amendment”), amending our Amended and Restated Credit Agreement, dated as of October 5, 2010, by and among West, Wells Fargo, as administrative agent, and the various lenders party thereto, as lenders (as amended by Amendment No. 1 to Amended and Restated Credit Agreement, dated as of August 15, 2012, Amendment No. 2 to Amended and Restated Credit Agreement, dated as of October 24, 2012, and the Third Amendment, the “Credit Agreement”).

The Third Amendment provided for a reduction in the applicable margins and interest rate floors of all term loans, extended the maturity of a portion of the term loans due July 2016 to June 2018 and added a further step down to the applicable margins of all term loans upon satisfaction of certain conditions. As of December 31, 2013, we had outstanding the following senior secured term loans:

•	Term loans in an aggregate principal amount of approximately $2.1 billion (the “2018 Maturity Term Loans”). The 2018 Maturity Term Loans will mature on June 30, 2018, and the interest rate margins applicable to the 2018 Maturity Term Loans were 2.75%, for LIBOR rate loans, and 1.75%, for base rate loans; and

•	Term loans in an aggregate principal amount of approximately $312.1 million (the “2016 Maturity Term Loans” and, together with the 2018 Maturity Term Loans, the “Term Loans”). The 2016 Maturity Term Loans will mature on July 15, 2016, and the interest rate margins applicable to the 2016 Maturity Term Loans were 2.25%, for LIBOR rate loans, and 1.25%, for base rate loans.

The interest rate margins are subject to a 0.50% increase in the event our leverage ratio as of the end of our quarterly reporting period exceeds 4.75:1.00. As of December 31, 2013, our total leverage ratio was less than the 4.75:1.00. The Credit Agreement also provided for interest rate floors applicable to the Term Loans. The interest rate floors are 1.00%, for LIBOR rate loans, and 2.00%, for base rate loans.

In connection with the Third Amendment, we incurred refinancing expenses of approximately $24.2 million for the soft-call premium paid to holders of term loans outstanding prior to the effectiveness of the Third Amendment and $6.2 million for other fees and expenses. These costs were capitalized as deferred financing costs and will be amortized over the life of the Credit Agreement.

Interest expense, the call premium on the subordinated debt call premium and accelerated amortization of deferred financing costs recorded during 2013, 2012 and 2011 on these long-term obligations was approximately $256.0 million, $271.9 million and $267.7 million, respectively.

Future maturities of long-term debt, in thousands, are:

Year Ending December 31,	Amount
2014	$11,877
2015	$23,753
2016	$328,048
2017	$20,633
2018	$2,491,036
Thereafter	$650,000

Senior Secured Term Loan Facility.

Our senior secured term loan facility bears interest at variable rates. The amended and restated senior secured term loan facility, after giving effect to the Third Amendment, requires annual principal payments of approximately $23.8 million, paid quarterly with balloon payments at maturity dates of July 15, 2016 and June 30, 2018 of approximately $305.9 million and $1,980.7 million respectively. The effective annual interest rates, inclusive of debt amortization costs, on the senior secured term loan facility for 2013 and 2012 were 4.85% and 5.76%, respectively.

On January 24, 2014, we modified the Credit Agreement by entering into Amendment No. 4 to Amended and Restated Credit Agreement among West Corporation, certain of our domestic subsidiaries, Wells Fargo Bank, National Association, as administrative agent, and the various lenders party thereto (the “Fourth Amendment”; the Credit Agreement, as amended by the Fourth Amendment, the “Amended Credit Agreement”). The Fourth Amendment provided for a further reduction in the applicable margins and interest rate floors of all Term Loans. As of January 24, 2014, the interest rate margins applicable to the 2018 Maturity Term Loans are 2.50% for LIBOR rate loans and 1.50% for base rate loans, and the interest rate margins applicable to the 2016 Maturity Term Loans are 2.0% for LIBOR rate loans and 1.0% for base rate loans. The Fourth Amendment also provides for interest rate floors applicable to the Term Loans. The interest rate floors effective January 24, 2014 are 0.75% for LIBOR rate loans and 1.75% for base rate loans. The Fourth Amendment also includes a soft call option applicable to the Term Loans. The soft call option provides for a premium equal to 1.0% of the amount of the repricing payment in the event that, on or prior to the six-month anniversary of the effective date of the Fourth Amendment, West or its subsidiary borrowers enter into certain repricing transactions.

In connection with the Fourth Amendment, we incurred refinancing expenses of approximately $5.6 million of fees and expenses which will be amortized into interest expense over the remaining life of the Amended Credit Agreement.

Senior Secured Revolving Credit Facility.

Our senior secured term revolving credit facility bears interest at variable rates. Our senior secured revolving credit facilities provide senior secured financing of up to $201 million and matures on January 15, 2016. The senior secured revolving credit facility pricing is based on our total leverage ratio and the grid ranges from 2.75% to 3.50% for LIBOR rate loans (LIBOR plus 2.75% at December 31, 2013), and the margin ranges from 1.75% to 2.50% for base rate loans (base rate plus 1.75% at December 31, 2013). We are required to pay each non-defaulting lender a commitment fee of 0.375% in respect of any unused commitments under the senior secured revolving credit facility. The commitment fee in respect of unused commitments under the senior secured revolving credit facility is subject to adjustment based upon our total leverage ratio.

The senior secured revolving credit facility was undrawn for the year ended December 31, 2013, and undrawn at December 31, 2012. The average daily outstanding balance of the senior secured revolving credit facility during 2012 was $1.3 million. The highest balance outstanding on the senior secured revolving credit facility during 2012 was $19.9 million.

2016 Senior Subordinated Notes

On April 26, 2013, we redeemed the entire outstanding $450.0 million principal amount of our 11% Senior Subordinated Notes (“Senior Subordinated Notes”). The redemption price was 103.667% of the principal amount of the Senior Subordinated Notes. In addition, we paid accrued and unpaid interest on the redeemed Senior Subordinated Notes up to, but not including, the Redemption Date. Following this redemption, none of the Senior Subordinated Notes remained outstanding. We recorded the $16.5 million subordinated debt call premium in other non-operating expense. Upon completion of the redemption, we recorded other non-operating expense of $6.6 million for the remaining amortization of the balance of deferred financing costs associated with the Senior Subordinated Notes.

2018 Senior Notes

On October 5, 2010, we issued $500 million aggregate principal amount of 8 5/8% senior notes that mature on October 1, 2018 (the “2018 Senior Notes”).

At any time prior to October 1, 2014, we may redeem all or a part of the 2018 Senior Notes at a redemption price equal to 100% of the principal amount of 2018 Senior Notes redeemed plus the applicable premium (as defined in the indenture governing the 2018 Senior Notes) as of, and accrued and unpaid interest to, the date of redemption, subject to the rights of holders of 2018 Senior Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 1, 2014, we may redeem the 2018 Senior Notes in whole or in part at the redemption prices (expressed as percentages of principal amount of the 2018 Senior Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable date of redemption, subject to the rights of holders of 2018 Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 1 of each of the years indicated below:

Year	Percentage
2014	104.313
2015	102.156
2016 and thereafter	100.000

2019 Senior Notes

On November 24, 2010, we issued $650 million aggregate principal amount of 7 7/8% senior notes that mature January 15, 2019 (the “2019 Senior Notes”).

At any time prior to November 15, 2014, we may redeem all or a part of the 2019 Senior Notes at a redemption price equal to 100% of the principal amount of 2019 Senior Notes redeemed plus the applicable premium (as defined in the indenture governing the 2019 Senior Notes) as of, and accrued and unpaid interest to, the date of redemption, subject to the rights of holders of 2019 Senior Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after November 15, 2014, we may redeem the 2019 Senior Notes in whole or in part at the redemption prices (expressed as percentages of principal amount of the 2019 Senior Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable date of redemption, subject to the rights of holders of 2019 Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on November 15 of each of the years indicated below:

Year	Percentage
2014	103.938
2015	101.969
2016 and thereafter	100.000

We and our subsidiaries, affiliates or significant shareholders may from time to time, in our and their discretion, purchase, repay, redeem or retire any of our outstanding debt or equity securities (including any publicly issued debt or equity securities), in privately negotiated or open market transactions, by tender offer or otherwise.

Amended and Extended Asset Securitization

On August 26, 2013, the revolving trade accounts receivable financing facility between West Receivables LLC, a wholly-owned, bankruptcy-remote direct subsidiary of West Receivables Holdings LLC and Wells Fargo was amended and extended. The amended and extended facility provides for $185.0 million in available financing and the term of the facility was extended to June 30, 2018. The amended and extended facility also reduced the unused commitment fee to 0.45% from 0.50% and lowered the LIBOR spread on borrowings to 135 basis points from 150 basis points. Under the amended and extended facility, West Receivables Holdings LLC sells or contributes trade accounts receivables to West Receivables LLC, which sells undivided interests in the purchased or contributed accounts receivables for cash to one or more financial institutions. The availability of the funding is subject to the level of eligible receivables after deducting certain concentration limits and reserves. The proceeds of the facility are available for general corporate purposes. West Receivables LLC and West Receivables Holdings LLC are included in our consolidated financial statements included elsewhere in this report. At December 31, 2013 and 2012 this facility was undrawn. The highest outstanding balance during 2013 and 2012 was $50.0 million and $39.0 million, respectively.

Debt Covenant Compliance

Senior Secured Term Loan Facility and Senior Secured Revolving Credit Facility—We are required to comply on a quarterly basis with a maximum total leverage ratio covenant and a minimum interest coverage ratio covenant. Pursuant to the Amended Credit Agreement, the total leverage ratio of consolidated total debt to Consolidated EBITDA (as defined in the Amended Credit Agreement) may not exceed 6.50 to 1.0 at December 31, 2013, and the interest coverage ratio of Consolidated EBITDA to the sum of consolidated interest expense must be not less than 1.85 to 1.0. The total leverage ratio will become more restrictive over time (adjusted annually until the maximum leverage ratio reaches 6.00 to 1.0 in 2015). Both ratios are measured on a rolling four-quarter basis. The Senior Secured Credit Facilities also contain various negative covenants, including limitations on indebtedness, liens, mergers and consolidations, asset sales, dividends and distributions or repurchases of our capital stock, investments, loans and advances, capital expenditures, payment of other debt, and changes in our lines of business.

The Senior Secured Credit Facilities include certain customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under ERISA, material judgments, the invalidity of material provisions of the documentation with respect to the Senior Secured Credit Facilities, the failure of collateral under the security documents for the Senior Secured Credit Facilities, the failure of the Senior Secured Credit Facilities to be senior debt under the subordination provisions of certain of our subordinated debt we may have outstanding from time to time and a change of control of us. If an event of default occurs, the lenders under the Senior Secured Credit Facilities will be entitled to take certain actions, including the acceleration of all amounts due under the Senior Secured Credit Facilities and all actions permitted to be taken by a secured creditor.

2018 Senior Notes and 2019 Senior Notes—The 2018 Senior Notes and the 2019 Senior Notes indentures contain covenants limiting, among other things, our ability and the ability of our restricted subsidiaries to: incur additional debt or issue certain preferred shares, pay dividends on or make distributions in respect of our capital stock or make other restricted payments, make certain investments, sell certain assets, create liens on certain assets to secure debt, consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets, enter into certain transactions with our affiliates and designate our subsidiaries as unrestricted subsidiaries.

Amended and Extended Asset Securitization—The amended and extended asset securitization facility contains various customary affirmative and negative covenants and also contains customary default and termination provisions, which provide for acceleration of amounts owed under the program upon the occurrence of certain specified events, including, but not limited to, failure to pay yield and other amounts due, defaults on certain indebtedness, certain judgments, changes in control, certain events negatively affecting the overall credit quality of collateralized accounts receivable, bankruptcy and insolvency events and failure to meet financial tests requiring maintenance of certain leverage and coverage ratios, similar to those under our Senior Secured Credit Facility.

8. HEDGING ACTIVITIES

Periodically, we have entered into interest rate swaps to hedge the cash flows from our variable rate debt, which effectively converts the hedged portion under our outstanding senior secured term loan facility to fixed rate debt. The initial assessments of hedge effectiveness were performed using regression analysis. The periodic measurements of hedge ineffectiveness are performed using the change in variable cash flows method.

The cash flow hedges were recorded at fair value with a corresponding entry, net of taxes, recorded in other comprehensive income (“OCI”) until earnings were affected by the hedged item. In June 2013, three interest rate swaps with a notional value of $500.0 million matured. The interest rate on these three interest rate swaps ranged from 1.685% to 1.6975%. At December 31, 2013, we did not have any interest rate swaps.

The following table presents, in thousands, the fair value of the Company’s derivatives and consolidated balance sheet location.

	Liability Derivatives
	2012
	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:
Interest rate swaps	Accrued expenses	$2,346

The following presents, in thousands, the impact of interest rate swaps on the consolidated statements of operations for 2013, 2012 and 2011, respectively.

	Amount of gain recognized in OCI for the years ended December 31,			Amount of gain (loss) recognized in earnings on hedges (ineffective portion) for the years ended December 31,
Derivatives designated as hedging instruments	2013	2012	2011	2013	2012	2011
Interest rate swaps	$1,786	$2,950	$7,260	$—	$—	$202

	Amount of gain (loss) reclassified from OCI into earnings for the years ended December 31,
Location of (gain) loss reclassified from OCI into net income	2013	2012	2011
Interest expense	$3,550	$(6,910)	$(5,188)

9. INCOME TAXES

For financial reporting purposes, income before income taxes includes the following components:

	Year Ended December 31,
	2013	2012	2011
Income before income taxes:
United States	$82,865	$69,363	$57,339
Foreign	143,896	138,246	147,188

	$226,761	$207,609	$204,527

Components of income tax expense, in thousands, were as follows:

	Year Ended December 31,
	2013	2012	2011
Current income tax expense:
Federal	$32,016	$41,113	$3,456
State	5,998	6,302	5,321
Foreign	48,070	33,335	44,541

	86,084	80,750	53,318

Deferred income tax expense (benefit):
Federal	4,163	(5,688)	26,183
State	357	(488)	2,750
Foreign	(7,045)	7,494	(5,217)

	(2,525)	1,318	23,716

Total income tax expense	$83,559	$82,068	$77,034

A reconciliation of income tax expense computed at statutory tax rates compared to effective income tax rates was as follows:

	Year Ended December 31,
	2013	2012	2011
Statutory rate	35.0%	35.0%	35.0%
Federal tax credits	(2.8%)	(0.9%)	(1.0%)
Uncertain tax positions	2.3%	0.2%	(0.6%)
Foreign rate differential	(5.5%)	(4.0%)	(5.3%)
Foreign deferred tax liability on unremitted earnings	7.5%	9.1%	8.9%
State income taxes, net of Federal benefit	1.7%	2.0%	1.6%
Change in valuation allowance	(0.8%)	(1.7%)	(2.6%)
Non-deductible meals	0.2%	0.3%	0.2%
Share based compensation	(0.1%)	0.0%	1.9%
Other	(0.7%)	(0.5%)	(0.4%)

	36.8%	39.5%	37.7%

In 2013, 2012, and 2011, income tax benefits attributable to employee stock option transactions of $1.5 million, $15.6 million and $1.4 million, respectively were allocated to shareholders’ equity.

Significant temporary differences between reported financial and taxable earnings that give rise to deferred income tax assets and liabilities, in thousands, were as follows:

	Year Ended December 31,
	2013	2012
Deferred income tax assets:
Net operating loss carryforwards	$121,139	$126,556
Benefit plans	30,298	27,691
Accrued expenses	21,239	12,260
Tax credits	12,262	12,327
Interest rate hedge activities	—	1,125
Reserves not currently deductible for tax purposes	3,830	6,078
Allowance for doubtful accounts	2,925	2,478
Foreign currency translation	379	1,867
Other	17,110	12,336

Gross deferred income tax assets	$209,182	$202,718

Less valuation allowance	(109,677)	(112,626)

Total deferred income tax assets	$99,505	$90,092

Deferred income tax liabilities:
Acquired intangibles amortization	$137,673	$140,109
Foreign earnings	37,782	27,080
Excess tax depreciation over financial depreciation	35,917	36,264
Prepaid expenses	8,306	5,889

Total deferred income tax liabilities	219,678	209,342

Net deferred income tax liability	$120,173	$119,250

Deferred income tax (assets) / liabilities included in the balance sheet are:
Deferred income tax liability / (asset)—current	$7,697	$(13,148)
Deferred income tax liability—long-term	112,476	132,398

Net deferred income taxes	$120,173	$119,250

At December 31, 2013, we had federal and foreign net operating loss (“NOL”) carryforwards in the amount of $307.0 million which resulted in a net deferred tax asset of $23.7 million which is available to reduce current taxes. The NOL carryforwards are all attributable to acquired companies. NOLs and tax credit carryforwards expire in periods starting 2014 through 2031. The valuation allowances, which reduce deferred tax assets to an amount that will more likely than not be realized, were $109.7 million at December 31, 2013 and $112.6 million at December 31, 2012. Our valuation allowance decreased by $2.9 million in 2013 as a result of the following: releasing valuation allowances related to the utilization of NOLs during the year that had full valuation allowances, planning related to the utilization of future NOLs and changes in income tax rates.

We have historically determined that a portion of undistributed earnings of our foreign subsidiaries will be repatriated to the United States and accordingly, we have provided a deferred tax liability totaling $37.8 million and $27.1 million at December 31, 2013 and 2012, respectively, on such foreign source income. For the years ended December 31, 2013 and 2012, we have accrued U.S. income taxes on $250.5 million and $167.8 million, respectively, of unremitted foreign earnings and profits. At December 31, 2013, we have determined we have foreign earnings of approximately $133.4 million which will be permanently reinvested and therefore deferred income taxes of approximately $22.9 million have not been provided on such foreign subsidiary earnings.

In preparing our tax returns, we are required to interpret complex tax laws and regulations. On an ongoing basis, we are subject to examinations by federal and state tax authorities that may give rise to different interpretations of these complex laws and regulations. The number of tax years that remain open and subject to tax audits varies depending upon the tax jurisdiction. Our most significant taxing jurisdictions include the U.S., United Kingdom and France. The Company files income tax returns in the U.S. and various states as well as foreign jurisdictions. Tax years 2008 and 2010 forward remain open under U.S. statutes of limitation. Generally, tax years 2009 and forward remain open under state statutes of limitation. Due to the nature of the examination process, it generally takes years before these examinations are completed and matters are resolved. At December 31, 2013, we were not under examination by the U.S. Internal Revenue Service. At December 31, 2013, we believe the aggregate amount of any additional tax liabilities that may result from examinations, if any, will not have a material adverse effect on our financial condition, results of operations or cash flows.

The following summarizes the activity related to our unrecognized tax benefits recorded in accordance with ASC 740-10 in 2013, 2012 and 2011, in thousands:

	For the year ended December 31,
	2013	2012	2011
Beginning balance	$13,990	$16,990	$19,436
Increases for positions taken in current year	374	1,726	3,489
Increases for position taken in prior years	12,316	776	191
Decreases for positions taken in prior years	(2,061)	(4,533)	(3,817)
Decrease due to settlements with taxing authorities	—	(168)	(2,309)
Expiration of the statute of limitations for the assessment of taxes	(1,939)	(801)	—

Ending balance	$22,680	$13,990	$16,990

The unrecognized tax benefits at December 31, 2013 were $22.5 million of tax benefits that, if recognized, would affect our effective tax rate. We recognize interest related to unrecognized tax benefits and penalties as income tax expense. During the year ended December 31, 2013 we increased the interest accrual by approximately $1.3 million. During the year ended December 31, 2012, we reduced the accrued interest by approximately $0.2 million. During the year ended December 31, 2011, we decreased the interest accrual by approximately $0.4 million. During the years ended December 31, 2013, 2012 and 2011, we increased the accrual of penalties related to uncertain tax positions by approximately $3.9 million, $0.1 million $0.5 million, respectively. At December 31, 2013 and 2012, the aggregate recorded liability for interest and potential penalties was $11.2 million and $6.0 million, respectively. We do not expect our unrecognized tax benefits to change significantly over the next twelve months.

10. FAIR VALUE DISCLOSURES

Accounting Standards Codification 820 Fair Value Measurements and Disclosures (“ASC 820”) defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of ASC 820 apply to other accounting pronouncements that require or permit fair value measurements. ASC 820:

•	Defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date; and

•	Establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.

Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. To increase consistency and comparability in fair value measurements and related disclosures, the fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The three levels of the hierarchy are defined as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly for substantially the full term of the financial instrument.

•	Level 3 inputs are unobservable inputs for assets or liabilities.

The categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Following is a description of the valuation methodologies used for assets and liabilities measured at fair value.

Trading Securities (Asset). The assets held in the West Corporation Executive Retirement Savings Plan and the West Corporation Nonqualified Deferred Compensation Plan represent mutual funds, invested in debt and equity securities, classified as trading securities in accordance with the provisions of Accounting Standards Codification 320 Investments—Debt and Equity Securities considering the employee’s ability to change the investment allocation of their deferred compensation at any time. Quoted market prices are available for these securities in an active market therefore, the fair value of these securities is determined by Level 1 inputs.

We evaluate classification within the fair value hierarchy at each period. There were no transfers between any levels of the fair value hierarchy during the periods presented.

Interest rate swaps. The effect of the interest rate swaps was to change a variable rate debt obligation to a fixed rate for that portion of the debt that was hedged. We recorded the interest rate swaps at fair value. The fair value of the interest rate swaps was based on a model whose inputs were observable (LIBOR swap rates); therefore, the fair value of the interest rate swaps was based on a Level 2 input. At December 31, 2013, we did not have any interest rate swaps outstanding.

Assets and liabilities measured at fair value on a recurring basis, in thousands, are summarized below:

	Fair Value Measurement at December 31, 2013
Description	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets / Liabilities at Fair Value
Other Assets
Trading securities	$53,397	$53,397	$—	$—	$53,397

	Fair Value Measurement at December 31, 2012
Description	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets / Liabilities at Fair Value
Other Assets
Trading securities	$46,144	$46,144	$—	$—	$46,144

Accrued Expenses
Interest rate swaps	$2,346	$—	$2,346	$—	$2,346

The fair value of our 8 5/8% senior notes and 7 7/8% senior notes based on market quotes, which we determined to be Level 1 inputs, at December 31, 2013 was approximately $1,243.7 million compared to the carrying amount of $1,150.0 million. The fair value of our 8 5/8% senior notes and 7 7/8% senior notes based on market quotes, which we determined to be Level 1 inputs, at December 31, 2012 was approximately $1,199.4 million compared to the carrying amount of $1,150.0 million. Our Senior Subordinated Notes were paid in full in April 2013. The fair value of the 11% Senior Subordinated Notes were based on market quotes, which we determined to be Level 1 inputs, at December 31, 2012 the fair value or our Senior Subordinated Notes was $468.5 million compared to the carrying value of $450.0 million.

The fair value of our senior secured term loan facilities was estimated using current market quotes on comparable debt securities from various financial institutions. All of the inputs used to determine the fair market value of our senior secured term loan facilities are Level 2 inputs and obtained from an independent source. The fair value of our senior secured term loan facilities at December 31, 2013 was approximately $2,385.0 million compared to the carrying amount of $2,375.3 million. The fair value of our senior secured term loan facilities at December 31, 2012 was approximately $2,455.1 million compared to the carrying amount of $2,417.7 million.

Certain assets are measured at fair value on a non-recurring basis using significant unobservable inputs (Level 3) as defined by and in accordance with the provisions of ASC 820. As such, property and equipment with a net carrying amount totaling $3.7 million were written down to zero during 2012. This write-down was the result of the abandonment of capitalized costs incurred during the development of an internally developed software payroll application and was recorded in selling, general and administrative expenses (“SG&A”).

11. OFF—BALANCE SHEET ARRANGEMENTS

Performance obligations of certain operating subsidiaries are supported by performance bonds and letters of credit, workers’ compensation policy requirements and certain operating leases. These obligations will expire at various dates through 2014 and are renewed as required. The outstanding commitments on these obligations at December 31, 2013 and 2012 were $9.1 million and $18.6 million, respectively.

12. EMPLOYEE BENEFITS AND INCENTIVE PLANS

Qualified Retirement Plans

We have a 401(k) plan, which covers substantially all employees eighteen years of age or older who will also complete a minimum of 1,000 hours of service in each calendar year. Under the plan, we match 50% of employees’ contributions up to 14% of their gross salary or the statutory limit, whichever is less, if the employee satisfies the 1,000 hours of service requirement during the calendar year. Our matching contributions vest 25% per year beginning after the second service anniversary date. The matching contributions are 100% vested after the employee has attained five years of service. Total employer contributions under the plan were approximately $8.3 million, $8.2 million and $8.3 million for the years ended December 31, 2013, 2012 and 2011, respectively.

In the United Kingdom we have a Group Personal Pension Plan which is available to all employees upon the successful completion of their 3 month probationary period. Under the plan, we match employee contributions up to a maximum of 3% of their base salary. Contributions are invested immediately in the members own fund choice or the default investment option should members not wish to make their own investment choices. Contributions into the pension plan are paid via a salary sacrifice method and therefore all contributions into the plan, unless an employee has chosen to opt-out of this facility, are classified as employer contributions. Total employer contributions under the plan were approximately $1.0 million, $0.9 million, and $1.0 million for the years ended December 31, 2013, 2012 and 2011, respectively.

In Canada we have a Deferred Profit Sharing Plan (“DPSP”) and a Group Registered Retirement Savings Program (“GRRSP”), which covers substantially all employees who have materially and significantly contributed to the prosperity and profits of the Company. Under the plan, we match 50% of employees’ regular contributions to the GRRSP up to 3% of their earnings or the statutory limit, whichever is less. Our matching contributions vest 100% on the second anniversary of membership in the DPSP. Total employer contributions under the plan were approximately $0.2 million, $0.3 million and $0.3 million for the years ended December 31, 2013, 2012 and 2011, respectively.

Non-Qualified Retirement Plans

We maintain a grantor trust under the West Corporation Executive Retirement Savings Plan (“Trust”). The principal of the Trust, and any earnings thereon shall be held separate and apart from our other funds. Participation in the Trust is voluntary and is restricted to highly compensated individuals as defined by the Internal Revenue Service. We will match 50% of employee contributions, subject to the combined limits of the 401(k) plan and the Trust. Matching contributions 100% vest after completion of three years of service. Our total contributions under the plan for the years ended December 31, 2013, 2012 and 2011 were approximately $2.0 million, $2.1 million and $2.0 million, respectively. Assets under the Trust at December 31, 2013 and 2012 were $41.9 million and $33.3 million, respectively.

We also maintain a Nonqualified Deferred Compensation Plan (as amended from time to time, the “Deferred Compensation Plan”). Pursuant to the terms of the Deferred Compensation Plan, eligible management, non-employee directors or highly compensated employees approved by the Compensation Committee of the Board of Directors may elect to defer a portion of their compensation and have such deferred compensation invested in the same investments made available to participants of the 401(k) plan or in notional equity shares of the Company. We match a percentage of any amounts invested in notional equity shares (50% during

2013, 2012 and 2011). Such matched amounts are subject to 20% vesting each year. All matching contributions are 100% vested five years after the later of January 1, 2007 or the date the executive first participates in the Deferred Compensation Plan. Our total contributions for the years ended December 31, 2013, 2012 and 2011 under the plan were approximately $1.2 million, $1.8 million and $2.0 million, respectively. Assets under the Deferred Compensation Plan at December 31, 2013 and 2012 were $8.1 million and $10.0 million, respectively. The fair value of notional equity shares in the Deferred Compensation Plan at December 31, 2013 and 2012 were $34.2 million and $31.3 million, respectively.

Amounts deferred under the Trust and Deferred Compensation Plan and any earnings credited thereunder shall be held separate and apart from our other funds, but remain subject to claims by the Company’s general creditors.

2006 Executive Incentive Plan

Stock options granted under the West Corporation 2006 Executive Incentive Plan (“2006 EIP”) prior to 2012 vest over a period of five years, with 20% of the stock option becoming exercisable on each of the first through fifth anniversaries of the grant date. During 2012, a form of option certificate was adopted such that the grants awarded after 2011 vest over a period of four years, with 25% of the stock option becoming exercisable on each of the first through fourth anniversaries of the grant date. Once an option has vested, it generally remains exercisable until the tenth anniversary of the grant date so long as the participant continues to provide services to the Company.

On August 15, 2012, our Board of Directors declared a special cash dividend of $8.00 per share to be paid to stockholders of record as of August 15, 2012. In addition, the Board of Directors authorized equivalent cash payments and/or adjustments to holders of outstanding stock options to reflect the payment of such dividend as required by the terms of our incentive plans. In addition, in connection with such payment, our Board of Directors accelerated the vesting of certain stock options that were granted in 2012 and scheduled to vest in 2013. The share-based compensation recorded as a result of the accelerated vesting was $6.8 million. For options granted in 2012 and scheduled to vest in 2014 through 2016, no dividend equivalent was paid but the option exercise price was reduced by $8.00 to $25.52. Options granted prior to 2012 and options granted in 2012 originally scheduled to vest in 2013 participated in the dividend equivalent payment with no modification to the option exercise price. In conjunction with the refinancing and dividend, an appraisal of the Company was performed by Corporate Valuation Advisors, Inc., and approved by management and the Board of Directors, of the fair market value of each respective stock option grant and the underlying share of common stock both before and immediately after the dividend and refinancing. An additional $1.5 million share-based compensation charge was recorded on option grants where the fair market value of the option and dividend equivalent paid, if any, exceeded the fair market value of the option before dividend and refinancing.

2013 Long-Term Incentive Plan

Prior to the completion of our IPO, we adopted the 2013 Long-Term Incentive Plan (“2013 LTIP”) which is intended to provide our officers, employees, non-employee directors and consultants with added incentive to remain employed by or perform services for us and align such individuals’ interests with those of our stockholders. Under the terms of the 2013 LTIP, 8,500,000 shares of common stock will be available for stock options, restricted stock or other types of equity awards granted under the 2013 LTIP, subject to adjustment for stock splits and other similar changes in capitalization. The number of available shares will be reduced by the aggregate number of shares that become subject to outstanding awards granted under the 2013 LTIP. To the extent that shares subject to an outstanding award granted under the 2013 LTIP are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such award or by reason of the settlement of such award in cash, then such shares will again be available under the 2013 LTIP.

Stock options granted under the 2013 LTIP vest over a period of four years, with 25% of the stock option becoming exercisable on each of the first through fourth anniversaries of the grant date. Once an option has vested, it generally remains exercisable until the tenth anniversary of the grant date so long as the participant continues to provide services to the Company.

2006 Executive Incentive Plan and 2013 Long-Term Incentive Plan—Stock Options

The following table presents the stock option activity under the 2006 EIP and 2013 LTIP for the year ended December 31, 2013:

		Options Outstanding
	Options Available for Grant	Number of Shares	Weighted Average Exercise Price
Balance at January 1, 2013	850,448	2,870,413	$27.44
Granted	(69,373)	69,373	25.36
Canceled	78,800	(78,800)	31.62
Exercised	—	(56,349)	13.12
Discontinuance of the 2006 EIP	(859,875)	—	—

Balance at December 31, 2013	—	2,804,637	26.65
2013 LTIP authorization	8,500,000	—	—
Options granted	(220,561)	220,561	22.31
Options canceled	2,375	(2,375)	22.06
Restricted stock granted	(279,039)	—	—
Restricted stock canceled	2,623	—	—

Balance at December 31, 2013	8,005,398	3,022,823	$27.21

At December 31, 2013, we expect that 20% of options granted will be canceled or forfeited over the vesting period. At December 31, 2013, the intrinsic value of options vested and exercisable was approximately $1.7 million. The aggregate intrinsic value of options outstanding at December 31, 2013, was approximately $2.8 million. The aggregate intrinsic value of options outstanding, vested and expected to vest at December 31, 2013, was approximately $2.6 million.

The following table summarizes the information on the options granted under the 2006 EIP and 2013 LTIP at December 31, 2013:

Outstanding				Vested and Exercisable
Range of Exercise Prices	Number of Options	Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$0.00 - $13.12	132,122	2.92	$13.12	132,122	$13.12
13.13 - 28.88	2,201,725	8.38	$25.23	19,747	$25.23
28.89 - 50.88	656,042	8.11	$34.12	656,042	$34.12
50.89 - 84.80	32,934	6.67	$77.88	16,819	$76.68

$0.00 - $84.80	3,022,823	8.06	$27.21	824,730	$31.49

Executive Management Rollover Options		Options Outstanding
	Options Available for Grant	Number of Shares	Weighted Average Exercise Price
Balance at January 1, 2013	103	287,578	$5.47
Canceled	23	(23)	—
Discontinuance of the 2006 EIP	(126)	—	—
Exercised	—	(216,356)	5.47

Balance at December 31, 2013	—	71,199	$5.47

The executive management rollover options are fully vested and have an average remaining life of 0.7 years. The aggregate intrinsic value of these options at December 31, 2013 was approximately $1.4 million.

We account for the stock option grants under the 2006 EIP and 2013 LTIP in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation. The fair value of each option granted was estimated on the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for grants during the period:

	2013	2012	2011
Risk-free interest rate	1.56%	1.35%	1.87%
Dividend yield	3.07%	0.00%	0.00%
Expected volatility	35.20%	34.70%	33.20%
Expected life (years)	6.25	6.25	6.50
Fair value of option award	$6.05	$12.24	$31.36

The risk-free interest rate for periods within the expected life of the option is based on the zero-coupon U.S. government treasury strip with a maturity which approximates the expected life of the option at the time of grant.

Restricted Stock

In connection with our IPO, our compensation committee accelerated the vesting of all remaining unvested shares subject to the restricted stock award and special bonus agreements and restricted stock award agreements entered into pursuant to the 2006 EIP. The acceleration resulted in the vesting of an aggregate of 42,562 shares of common stock. As a result of the accelerated vesting, $1.2 million of share-based compensation was recognized in SG&A during 2013.

Upon completion of our IPO, we paid each of our non-employee directors, who are not affiliated with our Sponsors, 5,000 fully vested shares of common stock with the stock award subject to pro rata forfeiture if the director did not remain on the board for at least six months. On July 30, 2013, 269,039 shares of restricted stock were granted to certain employees of West Corporation at a market price of $22.06. These restricted shares vest over a period of three years with one-third of the restricted shares becoming unrestricted on each of the first through third anniversaries of the award.

At December 31, 2013 and 2012, there was approximately $15.2 million and $15.9 million of unrecorded and unrecognized compensation expense related to unvested share based compensation stock options and restricted stock under the 2006 EIP and 2013 LTIP, respectively, which will be recognized over the remaining vesting period of approximately 2.5 years.

2013 Employee Stock Purchase Plan

During the fourth quarter of 2013, we implemented the 2013 Employee Stock Purchase Plan (“ESPP”) under which the sale of 1.0 million shares of our common stock has been authorized and reserved. Employees may designate up to 50% of their annual compensation for the purchase of stock, subject to a per person limit of 2,000 shares in any offering period or calendar year. The price for shares purchased under the ESPP is 85% of the market closing price on the last day of the quarterly purchase period. No employee will be authorized to purchase common stock through the ESPP if, immediately after the purchase, the employee (or any other person whose stock would be attributed to such employee under U.S. tax law) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent of the Company or any subsidiary. In addition, no participant will be entitled to purchase stock under the ESPP at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company and its subsidiaries, exceeds $25,000 in fair market value, determined as of the date of grant (or such other limit as may be imposed by U.S. tax law), for each calendar year in which any option granted to the participant under any such plans is outstanding at any time. As of December 31, 2013, no shares had been issued under the ESPP. We recognized compensation expense for this plan of $0.3 million in 2013. The grant date fair value, net of the 15% discount on October 1, 2013, was $18.85.

Share-Based Compensation Expense

For the years 2013, 2012 and 2011, share-based compensation expense was $10.6 million, $25.8 million and $23.3 million, respectively. The net income effect of share-based compensation expense for 2013, 2012 and 2011 was approximately $6.7 million, $15.6 million and $19.0 million, respectively.

13. EARNINGS PER SHARE

On December 30, 2011, we completed the conversion of our outstanding Class L Common Stock into shares of Class A Common Stock and thereafter the reclassification of all of our Class A Common Stock as a single class of Common Stock. As a result, earnings per share calculations in 2012 and future periods will be presented as a single class of Common Stock.

Through December 30, 2011, we had two classes of common stock (Class L stock and Class A stock) outstanding. Each Class L share was entitled to a priority return preference equal to the sum of (x) $90 per share base amount plus (y) an amount sufficient to generate a 12% internal rate of return on that base amount from the date of the Recapitalization until the priority return preference was paid in full or converted to Class A shares. Each Class L share also participated in any equity appreciation beyond the priority return on the same per share basis as the Class A shares. Class A shares participated in the equity appreciation after the Class L priority return was satisfied.

The Class L stock was considered a participating stock security requiring use of the “two-class” method for the computation of basic net income (loss) per share in accordance with ASC 260 Earnings Per Share. Losses were not allocated to the Class L stock in the computation of basic earnings per share as the Class L stock was not obligated to share in losses.

Prior to the Conversion, basic earnings per share (“EPS”) excluded the effect of common stock equivalents and was computed using the “two-class” computation method, which divided earnings attributable to the Class L preference from total earnings. Any remaining income or loss was attributed to the common shares.

Diluted earnings per share reflects the potential dilution that could result if options or other contingently issuable shares were exercised or converted into common stock and notional shares from the Deferred Compensation Plan were granted. Diluted earnings per common share assumes the exercise of stock options using the treasury stock method.

(Amount in thousands)	Year Ended December 31, 2011
Net income	$127,493
Less: accretion of Class L Shares	171,567

Net loss attributable to common stock	(44,074)
Income attributable to Class L Shares	171,567

	Year Ended December 31,
(Amounts in thousands, except per share amounts)	2013	2012	2011
Earnings (loss) per common share:
Basic Class L			$17.18
Basic common	$1.82	$2.04	$(4.01)
Diluted Class L			$16.48
Diluted common	$1.78	$1.98	$(4.01)
Weighted average number of shares outstanding:
Basic Class L			9,984
Basic common	78,875	61,528	10,989
Dilutive impact of stock options:
Class L shares			424
Common shares	1,443	1,995	—
Diluted Class L shares			10,408
Diluted common shares	80,318	63,523	10,989

Diluted earnings per share are computed using the weighted-average number of common shares and dilutive potential common shares outstanding during the period. Dilutive potential common shares result from the assumed exercise of outstanding stock options, by application of the treasury stock method that have a dilutive effect on earnings per share. At December 31, 2013 and 2012, 713,662 and 2,681,313, stock options were outstanding, respectively, with an exercise price equal to or exceeding the market value of our common stock that were therefore excluded from the computation of shares contingently issuable upon exercise of the options. At December 31, 2011, for purposes of calculating the diluted earnings per share for the common shares, 315,563 options outstanding to purchase common shares were excluded from the computation of diluted common shares outstanding as the income allocable to the common shares was a loss, therefore the effect was anti-dilutive.

14. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Activity within accumulated other comprehensive income (loss) for the three years ended December 31, 2013, 2012 and 2011 were as follows (net of tax):

	Foreign Currency Translation	Cash Flow Hedges	Accumulated Other Comprehensive Income (Loss)
BALANCE, January 1, 2013	$(21,345)	$(1,786)	$(23,131)
Foreign currency translation adjustment, net of tax of $(5,605)	9,145	—	9,145
Reclassification of cash flow hedge into earnings, net of tax of $1,349 (1)	—	(2,201)	(2,201)
Unrealized gain on cash flow hedges, net of tax of $(2,444)	—	3,987	3,987

BALANCE, December 31, 2013	$(12,200)	$—	$(12,200)

	Foreign Currency Translation	Cash Flow Hedges	Accumulated Other Comprehensive Income (Loss)
BALANCE, January 1, 2012	$(27,300)	$(4,736)	$(32,036)
Foreign currency translation adjustment, net of tax of $(3,650)	5,955	—	5,955
Reclassification of cash flow hedge into earnings, net of tax of $2,626 (1)	—	(4,284)	(4,284)
Unrealized gain on cash flow hedges, net of tax of $(4,434)	—	7,234	7,234

BALANCE, December 31, 2012	$(21,345)	$(1,786)	$(23,131)

	Foreign Currency Translation	Cash Flow Hedges	Accumulated Other Comprehensive Income (Loss)
BALANCE, January 1, 2011	$(9,066)	$(17,184)	$(26,250)
Foreign currency translation adjustment, net of tax of $11,176	(18,234)	—	(18,234)
Reclassification of cash flow hedge into earnings, net of tax of $(3,180) (1)	—	5,188	5,188
Unrealized gain on cash flow hedges, net of tax of $(4,450)	—	7,260	7,260

BALANCE, December 31, 2011	$(27,300)	$(4,736)	$(32,036)

(1)	Recorded as interest expense in the consolidated statement of operations.

15. COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, we and certain of our subsidiaries are defendants in various litigation matters and are subject to claims from our clients for indemnification, some of which may involve claims for damages that are substantial in amount. We do not believe the disposition of claims currently pending will have a material effect on our financial position, results of operations or cash flows.

16. SEGMENTS

We operate in two reportable segments:

Unified Communications, including conferencing and collaboration, IP communications and interactive services; and

Communication Services, including public safety services, telecom services and agent services.

	For the year ended December 31,
	2013	2012	2011
Revenue:
Unified Communications	$1,603,311	$1,566,129	$1,481,336
Communication Services	1,119,809	1,084,319	1,021,188
Intersegment eliminations	(37,265)	(12,424)	(11,199)

Total	$2,685,855	$2,638,024	$2,491,325

Depreciation and Amortization (Included in Operating Income):
Unified Communications	$98,876	$97,940	$95,653
Communication Services	81,408	84,482	76,255

Total	$180,284	$182,422	$171,908

Operating Income:
Unified Communications	$399,821	$403,711	$385,690
Communication Services	80,393	74,464	82,438

Total	$480,214	$478,175	$468,128

Capital Expenditures:
Unified Communications	$66,575	$71,084	$67,713
Communication Services	46,400	47,671	40,302
Corporate	14,730	9,674	12,107

Total	$127,705	$128,429	$120,122

	As of December 31,
	2013	2012	2011
Assets:
Unified Communications	$1,734,585	$1,702,053	$1,676,887
Communication Services	1,317,879	1,364,661	1,322,682
Corporate	433,800	381,439	227,949

Total	$3,486,264	$3,448,153	$3,227,518

Platform-based service revenue includes services provided in both the Unified Communications Services and Communication Services segments, while agent service revenue is provided in the Communication Services segment. Revenue from platform-based services was $1,955.2 million, $1,886.5 million and $1,759.0 million in 2013, 2012 and 2011, respectively. Revenue from agent services was $742.2 million, $762.1 million and $740.8 million in 2013, 2012 and 2011, respectively. The platform-based and agent revenue is presented prior to intercompany eliminations.

For 2013, 2012 and 2011, our largest 100 clients accounted for approximately 54%, 57% and 55% of total revenue, respectively. In 2013 and 2012, no client accounted for more than 10% of our aggregate revenue. The aggregate revenue as a percentage of our total revenue from our largest client, AT&T, during 2011 was approximately 10%.

No individual country outside of the United States accounted for greater than 10% of aggregate revenue for 2013, 2012 or 2011. Revenue is attributed to an organizational region based on location of the billed customer’s account. Geographic information by organizational region, in thousands, is noted below.

	For the year ended December 31,
	2013	2012	2011
Revenue:
Americas—United States	$2,186,555	$2,149,971	$2,018,179
Europe, Middle East & Africa (EMEA)	311,774	296,705	292,397
Asia—Pacific	163,946	168,046	154,238
Americas—Other	23,580	23,302	26,511

Total	$2,685,855	$2,638,024	$2,491,325

	As of December 31,
	2013	2012	2011
Long-Lived Assets:
Americas—United States	$2,432,477	$2,446,090	$2,373,428
Europe, Middle East & Africa (EMEA)	204,282	210,902	206,598
Asia—Pacific	25,209	27,787	21,599
Americas—Other	2,726	2,282	4,107

Total	$2,664,694	$2,687,061	$2,605,732

The aggregate gain (loss) on transactions denominated in currencies other than the functional currency of West Corporation or any of its subsidiaries was approximately $(4.9) million, $(3.5) million and $4.2 million in 2013, 2012 and 2011, respectively.

Subsequent to December 31, 2013, we implemented an organizational change in which our Chief Executive Officer began making strategic and operational decisions and allocating resources based on the assessment of performance of a revised organizational structure. In the first quarter of 2014, all prior period comparative information has been recast to reflect this change as if it had taken place in all periods presented.

17. CONCENTRATION OF CREDIT RISK

Our accounts receivable subject us to the potential for credit risk with our customers. At December 31, 2013, three customers accounted for $58.3 million or 12.9% of gross accounts receivable, compared to $55.7 million, or 12.2% of gross receivables at December 31, 2012. We perform ongoing credit evaluations of our customers’ financial condition. We maintain an allowance for doubtful accounts for potential credit losses based upon historical trends, specific collection problems, historical write-offs, account aging and other analysis of all accounts receivable. At February 13, 2014, $55.1 million, or 94.6%, of the December 31, 2013 accounts receivable from the three customers noted above had been received.

18. SUPPLEMENTAL CASH FLOW INFORMATION

The following table summarizes, in thousands, supplemental information about our cash flows for the years ended December 31, 2013, 2012 and 2011:

	Year Ended December 31,
	2013	2012	2011
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$220,730	$262,216	$243,825
Cash paid for income taxes, net of refunds of $6,401, $ 5,546 and $8,069	$68,338	$82,407	$28,934
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
Acquisition of property through accounts payable commitments	$17,772	$18,471	$15,531
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
Net settlement of stock options exercised	$644	$9,405	$1,688
Net settlement of shares issued from the deferred compensation plan	$792	$2,231	$—
Conversion of Class L common shares to Class A common shares	$—	$—	$1,675,434

19. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is the summary of the unaudited quarterly results of operations for the two years ended December 31, 2013 and 2012, in thousands.

	Three Months Ended				Year Ended December 31, 2013
	March 31, 2013 (1)	June 30, 2013	September 30, 2013	December 31, 2013
Revenue	$660,224	$672,695	$665,366	$687,570	$2,685,855
Cost of services	309,067	311,939	310,533	329,040	1,260,579

Gross Profit	351,157	360,756	354,833	358,530	1,425,276
SG&A	257,867	226,018	231,407	229,770	945,062

Operating income	93,290	134,738	123,426	128,760	480,214

Net income	$3,055	$43,668	$46,148	$50,331	$143,202

Earnings per common share
Basic Common	$0.05	$0.52	$0.55	$0.60	$1.82

Diluted Common	$0.05	$0.51	$0.54	$0.59	$1.78

	Three Months Ended				Year Ended December 31, 2012
	March 31, 2012	June 30, 2012	September 30, 2012 (2)	December 31, 2012
Revenue	$639,062	$661,895	$656,896	$680,171	$2,638,024
Cost of services	291,702	307,286	307,699	317,772	1,224,459

Gross Profit	347,360	354,609	349,197	362,399	1,413,565
SG&A	233,118	233,110	231,905	237,257	935,390

Operating income	114,242	121,499	117,292	125,142	478,175

Net income	$34,044	$36,694	$22,096	$32,707	$125,541

Earnings per common share
Basic Common	$0.55	$0.60	$0.36	$0.53	$2.04

Diluted Common	$0.54	$0.58	$0.35	$0.51	$1.98

(1)	Results of operations and net income in the first quarter of 2013 were affected by the Sponsor management fee, related termination of the management agreement, IPO related bonuses and subordinated debt call premium which had a $27.8 million negative impact on net income.
(2)	Results of operations in the third quarter of 2012 were affected by a pre-tax $10.0 million expense associated with the dividend equivalent attributed to participants in our Deferred Compensation Plan, $8.3 million of additional share-based compensation associated with the dividend and $10.3 million of additional interest expense incurred with the refinancing.

20. FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTOR AND SUBSIDIARY NON- GUARANTOR

West Corporation and our U.S. based 100% owned subsidiary guarantors, jointly, severally, fully and unconditionally are responsible for the payment of principal, premium and interest on our senior notes and senior subordinated notes. Presented below, in thousands, is condensed consolidated financial information for West Corporation and our subsidiary guarantors and subsidiary non-guarantors for the periods indicated.

WEST CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

(AMOUNTS IN THOUSANDS)

	Year Ended December 31, 2013
	Parent / Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
REVENUE	$—	$2,147,481	$538,374	$—	$2,685,855
COST OF SERVICES	—	976,172	284,407	—	1,260,579
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	8,187	760,124	176,751	—	945,062

OPERATING INCOME (LOSS)	(8,187)	411,185	77,216	—	480,214
OTHER INCOME (EXPENSE):
Interest Expense, net of interest income	(155,201)	(100,128)	22,723	—	(232,606)
Subordinated debt call premium and accelerated amortization of deferred financing costs	(23,105)	—	—	—	(23,105)
Subsidiary Income	251,492	120,250	—	(371,742)	—
Other, net	11,069	(74,510)	65,699	—	2,258

Other income (expense)	84,255	(54,388)	88,422	(371,742)	(253,453)

INCOME BEFORE INCOME TAX EXPENSE	76,068	356,797	165,638	(371,742)	226,761
INCOME TAX EXPENSE (BENEFIT)	(67,134)	105,748	44,945	—	83,559

NET INCOME	143,202	251,049	120,693	(371,742)	143,202

Foreign currency translation adjustments, net of tax of $(5,605)	9,145	—	9,145	(9,145)	9,145
Reclassification of a cash flow hedge into earnings, net of tax of $1,349	(2,201)	—	—	—	(2,201)
Unrealized gain on cash flow hedges, net of tax of $(2,444)	3,987	—	—	—	3,987

Other comprehensive income, net of tax of $(6,700)	10,931	—	9,145	(9,145)	10,931

COMPREHENSIVE INCOME	$154,133	$251,049	$129,838	$(380,887)	$154,133

WEST CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

(AMOUNTS IN THOUSANDS)

	Year Ended December 31, 2012
	Parent / Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
REVENUE	$—	$2,082,225	$555,799	$—	$2,638,024
COST OF SERVICES	—	984,870	239,589	—	1,224,459
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	17,040	765,167	153,183	—	935,390

OPERATING INCOME (LOSS)	(17,040)	332,188	163,027	—	478,175
OTHER INCOME (EXPENSE):
Interest Expense, net of income	(180,090)	(109,346)	17,893	—	(271,543)
Subsidiary Income	262,313	125,429	—	(387,742)	—
Other, net	5,610	16,776	(21,409)	—	977

Other income (expense)	87,833	32,859	(3,516)	(387,742)	(270,566)

INCOME BEFORE INCOME TAX EXPENSE	70,793	365,047	159,511	(387,742)	207,609
INCOME TAX EXPENSE (BENEFIT)	(54,748)	104,630	32,186	—	82,068

NET INCOME	125,541	260,417	127,325	(387,742)	125,541

Foreign currency translation adjustments, net of tax of $(3,650)	5,955	—	5,955	(5,955)	5,955
Reclassification of a cash flow hedge into earnings, net of tax of $2,626	(4,284)	—	—	—	(4,284)
Unrealized gain on cash flow hedges, net of tax of $(4,434)	7,234	—	—	—	7,234

Other comprehensive income, net of tax of $(5,458)	8,905	—	5,955	(5,955)	8,905

COMPREHENSIVE INCOME	$134,446	$260,417	$133,280	$(393,697)	$134,446

WEST CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF COMPREHENSIVE INCOME

(AMOUNTS IN THOUSANDS)

	Year Ended December 31, 2011
	Parent / Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
REVENUE	$—	$1,970,681	$520,644	$—	$2,491,325
COST OF SERVICES	—	897,639	215,650	—	1,113,289
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	19,927	733,967	156,014	—	909,908

OPERATING INCOME (LOSS)	(19,927)	339,075	148,980	—	468,128
OTHER INCOME (EXPENSE):
Interest Expense, net of income	(165,856)	(117,986)	14,426	—	(269,416)
Subsidiary Income	270,245	121,029	—	(391,274)	—
Other, net	1,457	17,197	(12,839)	—	5,815

Other income (expense)	105,846	20,240	1,587	(391,274)	(263,601)

INCOME BEFORE INCOME TAX EXPENSE	85,919	359,315	150,567	(391,274)	204,527
INCOME TAX EXPENSE (BENEFIT)	(41,574)	89,986	28,622	—	77,034

NET INCOME	127,493	269,329	121,945	(391,274)	127,493

Foreign currency translation adjustments, net of tax of $11,176	(18,234)	—	(18,234)	18,234	(18,234)
Reclassification of a cash flow hedge into earnings, net of tax of $(3,180)	5,188	—	—	—	5,188
Unrealized gain (loss) on cash flow hedges, net of tax of $(4,450)	7,260	—	—	—	7,260

Other comprehensive loss, net of tax of $3,546	(5,786)	—	(18,234)	18,234	(5,786)

COMPREHENSIVE INCOME	$121,707	$269,329	$103,711	$(373,040)	$121,707

WEST CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEET

(AMOUNTS IN THOUSANDS)

	December 31, 2013
	Parent / Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$129,445	$—	$111,909	$(11,313)	$230,041
Trust and restricted cash	6,283	15,396	—	—	21,679
Accounts receivable, net	—	67,217	382,972	—	450,189
Intercompany receivables	—	1,099,177	12,929	(1,112,106)	—
Deferred income taxes receivable	95,120	9,908	—	(105,028)	—
Prepaid assets	3,639	25,034	7,359	—	36,032
Deferred expenses	—	43,290	10,343	—	53,633
Other current assets	4,469	8,003	17,524	—	29,996

Total current assets	238,956	1,268,025	543,036	(1,228,447)	821,570
Property and equipment, net	68,330	248,584	47,851	—	364,765
INVESTMENT IN SUBSIDIARIES	1,859,586	466,182	—	(2,325,768)	—
GOODWILL	—	1,637,725	186,196	—	1,823,921
INTANGIBLES, net	—	213,306	18,135	—	231,441
OTHER ASSETS	139,370	85,431	19,766	—	244,567

TOTAL ASSETS	$2,306,242	$3,919,253	$814,984	$(3,554,215)	$3,486,264

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$6,705	$56,212	$31,074	$(11,313)	$82,678
Intercompany payables	898,700	—	213,406	(1,112,106)	—
Deferred revenue	—	85,665	27,740	—	113,405
Accrued expenses	76,859	224,559	53,292	(105,028)	249,682
Current maturities of long-term debt	4,102	7,775	—	—	11,877

Total current liabilities	986,366	374,211	325,512	(1,228,447)	457,642
LONG-TERM OBLIGATIONS, less current maturities	1,966,256	1,547,214	—	—	3,513,470
DEFERRED INCOME TAXES	10,603	99,817	2,056	—	112,476
OTHER LONG-TERM LIABILITIES	83,189	40,483	19,176	—	142,848
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(740,172)	1,857,528	468,240	(2,325,768)	(740,172)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$2,306,242	$3,919,253	$814,984	$(3,554,215)	$3,486,264

WEST CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEET

(AMOUNTS IN THOUSANDS)

	December 31, 2012
	Parent / Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$106,010	$1,821	$71,280	$—	$179,111
Trust and restricted cash	—	14,518	—	—	14,518
Accounts receivable, net	—	67,959	376,452	—	444,411
Intercompany receivables	—	828,896	—	(828,896)	—
Deferred income taxes receivable	99,976	11,621	10,088	(108,537)	13,148
Prepaid assets	9,857	25,890	6,382	—	42,129
Deferred expenses	—	30,767	7,675	—	38,442
Other current assets	11,403	13,672	4,258	—	29,333

Total current assets	227,246	995,144	476,135	(937,433)	761,092
Property and equipment, net	70,210	249,523	45,163	—	364,896
INVESTMENT IN SUBSIDIARIES	1,477,884	373,665	—	(1,851,549)	—
GOODWILL	—	1,637,725	179,126	—	1,816,851
INTANGIBLES, net	—	249,112	36,560	—	285,672
OTHER ASSETS	126,873	88,491	4,278	—	219,642

TOTAL ASSETS	$1,902,213	$3,593,660	$741,262	$(2,788,982)	$3,448,153

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$14,627	$84,579	$21,041	$—	$120,247
Intercompany payables	550,799	—	278,097	(828,896)	—
Accrued expenses	48,524	319,480	52,829	(108,537)	312,296
Current maturities of long-term debt	8,677	16,448	—	—	25,125

Total current liabilities	622,627	420,507	351,967	(937,433)	457,668
LONG-TERM OBLIGATIONS, less current maturities	2,426,293	1,566,238	—	—	3,992,531
DEFERRED INCOME TAXES	40,457	81,440	10,501	—	132,398
OTHER LONG-TERM LIABILITIES	62,522	49,207	3,513	—	115,242
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(1,249,686)	1,476,268	375,281	(1,851,549)	(1,249,686)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,902,213	$3,593,660	$741,262	$(2,788,982)	$3,448,153

WEST CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

	Year Ended December 31, 2013
	Parent / Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
NET CASH FLOWS FROM OPERATING ACTIVITIES:	$—	$287,046	$108,354	$(11,313)	$384,087
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(14,730)	(88,679)	(24,989)	—	(128,398)
Other	(6,283)	(814)	(13)	—	(7,110)

Net cash flows from investing activities	(21,013)	(89,493)	(25,002)	—	(135,508)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on subordinated notes	(450,000)	—	—	—	(450,000)
Proceeds from initial public offering, net of offering costs	398,066	—	—	—	398,066
Dividends paid	(56,674)	—	—	—	(56,674)
Payments of long-term revolving credit obligations	—	—	(85,000)	—	(85,000)
Proceeds from issuance of long-term revolving credit obligations	—	—	85,000	—	85,000
Debt issuance costs	(30,760)	—	—	—	(30,760)
Principal repayments on long-term obligations	(14,610)	(27,699)	—	—	(42,309)
Call premium paid on subordinated notes	(16,502)	—	—	—	(16,502)
Proceeds from stock options exercised including excess tax benefits	1,360	—	—	—	1,360
Other	(9)	—	—	—	(9)

Net cash flows from financing activities	(169,129)	(27,699)	—	—	(196,828)

Intercompany	213,577	(171,675)	(41,902)	—	—
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	—	—	(821)	—	(821)
NET CHANGE IN CASH AND CASH EQUIVALENTS	23,435	(1,821)	40,629	(11,313)	50,930
CASH AND CASH EQUIVALENTS, Beginning of period	106,010	1,821	71,280	—	179,111

CASH AND CASH EQUIVALENTS, End of period	$129,445	$—	$111,909	$(11,313)	$230,041

WEST CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

	Year Ended December 31, 2012
	Parent / Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
NET CASH FLOWS FROM OPERATING ACTIVITIES:	$—	$190,921	$127,995	$—	$318,916
CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions	—	(77,204)	(60)	—	(77,264)
Purchase of property and equipment	(9,674)	(90,268)	(25,547)	—	(125,489)
Other	—	(163)	1,294	—	1,131

Net cash flows from investing activities	(9,674)	(167,635)	(24,313)	—	(201,622)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from new term loan facility	335,038	634,962	—	—	970,000
Payment on term loan facility	(68,476)	(379,958)	—	—	(448,434)
Dividends paid	(510,634)	—	—	—	(510,634)
Payments of long-term revolving credit obligations	(133,300)	—	(172,500)	—	(305,800)
Proceeds from issuance of long-term revolving credit obligations	133,300	—	172,500	—	305,800
Debt issuance costs	(27,566)	—	—	—	(27,566)
Principal payments of long-term obligations	(5,516)	(14,758)	—	—	(20,274)
Payments of capital lease obligations	—	(27)	(16)	—	(43)
Repurchase of common stock	(1,488)	—	—	—	(1,488)
Proceeds from stock options exercised including excess tax benefits	5,309	—	—	—	5,309

Net cash flows from financing activities	(273,333)	240,219	(16)	—	(33,130)

Intercompany	378,514	(261,684)	(123,069)	6,239	—
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	—	—	1,111	—	1,111
NET CHANGE IN CASH AND CASH EQUIVALENTS	95,507	1,821	(18,292)	6,239	85,275
CASH AND CASH EQUIVALENTS, Beginning of period	10,503	—	89,572	(6,239)	93,836

CASH AND CASH EQUIVALENTS, End of period	$106,010	$1,821	$71,280	$—	$179,111

WEST CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

	Year Ended December 31, 2011
	Parent / Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
NET CASH FLOWS FROM OPERATING ACTIVITIES:	$—	$306,897	$47,529	$(6,239)	$348,187
CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions	—	(185,845)	(25,794)	—	(211,639)
Purchase of property and equipment	(12,107)	(89,099)	(16,707)	—	(117,913)
Other	—	99	12	—	111

Net cash flows from investing activities	(12,107)	(274,845)	(42,489)	—	(329,441)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term revolving credit obligations	(524,300)	—	(262,000)	—	(786,300)
Proceeds from issuance of long-term revolving credit obligations	524,300	—	262,000	—	786,300
Debt issuance costs	(770)	—	(259)	—	(1,029)
Principal payments of long-term obligations	(5,327)	(11,874)	—	—	(17,201)
Payments of capital lease obligations	(849)	(58)	(38)	—	(945)
Repurchase of common stock	(5,845)	—	—	—	(5,845)
Proceeds from stock options exercised including excess tax benefits	1,840	—	—	—	1,840

Net cash flows from financing activities	(10,951)	(11,932)	(297)	—	(23,180)

Intercompany	33,561	(20,120)	(18,033)	4,592	—
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	—	—	477	—	477
NET CHANGE IN CASH AND CASH EQUIVALENTS	10,503	—	(12,813)	(1,647)	(3,957)
CASH AND CASH EQUIVALENTS, Beginning of period	—	—	102,385	(4,592)	97,793

CASH AND CASH EQUIVALENTS, End of period	$10,503	$—	$89,572	$(6,239)	$93,836

Schedule II

WEST CORPORATION AND SUBSIDIARIES

CONSOLIDATED VALUATION ACCOUNTS

THREE YEARS ENDED DECEMBER 31, 2013

Description (amounts in thousands)	Balance Beginning of Year	Reserves Obtained in Acquisitions	Additions- Charged (Credited) to Cost and Expenses	Deductions- Amounts Charged-Off	Balance End of Year
December 31, 2013—Allowance for doubtful accounts—Accounts receivable	$10,439	$—	$2,248	$(2,878)	$9,809

December 31, 2012—Allowance for doubtful accounts—Accounts receivable	$11,627	$—	$1,483	$(2,671)	$10,439

December 31, 2011—Allowance for doubtful accounts—Accounts receivable	$10,481	$374	$2,762	$(1,990)	$11,627

	Balance Beginning of Year	Valuation Allowance Obtained in Acquisitions	Additions	Deductions	Balance End of Year
December 31, 2013—Allowance for deferred income tax asset valuation	$112,626	$—	$984	$(3,933)	$109,677

December 31, 2012—Allowance for deferred income tax asset valuation	$114,686	$—	$—	$(2,060)	$112,626

December 31, 2011—Allowance for deferred income tax asset valuation	$119,684	$560	$70	$(5,628)	$114,686